Exhibit 10.16

ADVNT BIOTECHNOLOGIES, LLC.
VALUE ADDED RESELLER (VAR) AGREEMENT

Dated: September, 21, 2010
by and between ADVNT BIOTECHNOLOGIES, LLC ("ADVNT"), an Arizona Limited Liability Company of 22510 N 18th Drive, Phoenix, AZ 850.27, and UNIVERSAL DETECTION TECHNOLOGY, ("VAR") an CA corporation having its principal place of business at 340 N. Camden Drive, Suite 302, Beverly Hills, CA., 90210.

WITNESS:

WHEREAS, Advnt Biotechnologies, LLC (ADVNT) is the only entity to distribute throughout the United States and its territories the Advnt-brand products set forth on Schedule A, hereto (the "Products") and WHEREAS, VAR desires, on the terms and conditions set forth herein (and in documents incorporated by reference herein), to become a Value Added Reseller of the Products in the territory described on Schedule B (the "Territory") hereto, and ADVNT is willing, on such terms and conditions, so to appoint VAR.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, those parties agree as follows:

1.   Products; Customers; Territory.

(a)The Products listed on Schedule A consist of Advnt-brand professional products specifically designed for environmental screening inspection practices as further defined below. Thus, the Products are only to be sold to customers in the Biowarfare/Mold Inspection Market (the "Customers"). Customers do not include (i) Retailers, (ii) Wholesalers, or (iii) Hospital Group Purchasing Organizations. ADVNT grants VAR nonexclusive rights to sell the Products to Customers in the Territory. ADVNT's grant of rights and licenses to VAR under this and any related Agreement do not extend to serving any prospective purchaser who is not a Customer, as defined above. VAR understands and agrees that among the rights retained by ADVNT, is an express reservation of the right to sell (or arrange for the sale of) Products to any Customer in the Territory, and to distribute the Products to Customers in the Territory through any third-party organization which distributes the Products nationally to Customers engaged in one or more of the Professional Practice specialties described above, or which acts as a buying group for such Customers. Any decision under this subparagraph 1(a) by ADVNT shall be final and conclusive between the parties.

2.   Duties of VAR.

(a) During the term of this Agreement, VAR agrees to immediately communicate to ADVNT in writing and by fax with a confirmation copy by mail, every complaint it receives from Customers about the Products.

(b) VAR agrees to provide, if and when ADVNT so requests, full information about VAR's handling of any or all Products in its inventory, and to grant ADVNT personnel access to such inventory and to VAR records relating thereto during normal business hours for the purpose of assuring that VAR's Product inventory complies with all orders, rules and regulations of any federal, state, or local governmental organization. Without prior written consent from ADVNT, VAR shall not alter the Products in any way including, without limitation, removing any ADVNT name, logo, brands, Product code, lot codes or expiration dates, or other Product identification, from the Products, or altering or deleting any packaging or product information supplied with the Products by ADVNT.

3.  Incorporation of Customer Application & Financial Responsibility Form. ADVNT and VAR are signing herewith a Customer Application & Financial Responsibility Form, which is incorporated into this Agreement as a material part hereof and is appended as Schedule E.

4.  Orders by VAR: Orders Subject to Acceptance by ADVNT. VAR from time to time shall offer in writing to purchase from ADVNT such quantities of the Products, as VAR shall desire to purchase. All such offers shall be subject to written acceptance by ADVNT at its home office. If ADVNT is unable for any reason to supply in part or in full the quantity of Products that VAR orders (including, without limitation, because such Products are no longer manufactured or sold to ADVNT), ADVNT may allocate its supplies of the Products among any or all purchasers thereof on such basis as it may consider fair and practical. ADVNT shall have no liability for declining in part or in full to accept VAR's offers to purchase quantities of the Products, and VAR shall purchase, if tendered by ADVNT, less than all of the quantity of Products ordered by VAR.

5.  Price; Terms and Conditions of Sale. Current prices for the Products, payment terms and other terms and conditions of sale are as set forth on the current ADVNT authorized VAR price list attached as part of Schedule C. All current ADVNT warranty terms for the Products are also included in Schedule C, and VAR shall not offer to customers, or inform them of any warranty terms that differ in any way from those on Schedule C (as it may be changed by ADVNT during the term of this Agreement). ADVNT reserves the right, in its sole discretion, to change Schedule C during the term of this Agreement. Subject to Paragraph 7 of this Agreement, such prices, terms and conditions shall apply to all sales hereunder except to the extent superseded by the terms and conditions set forth on any purchase order acceptance issued by ADVNT in connection with its acceptance of an order from VAR. All sales of the Products between ADVNT and VAR during the term of this Agreement shall be exclusively upon the terms and conditions provided for above and no additional or conflicting terms or conditions set forth in any communications or orders issued by VAR shall be of any force or effect unless specifically acknowledged and referred to as an amendment to this Agreement in a writing duly executed in accordance with Paragraph 10(b) of this Agreement. VAR understands and agrees that it has no right to change ADVNT's prices or other terms and conditions of sale, including warranty terms.

6.  Storage of VAR's Product Inventory. All Products shall be stored by VAR at all times under such conditions as are appropriate to preserve and keep the Products in first-class, usable condition. VAR shall maintain at all of its locations inventories of the Products adequate to serve Customer needs.

7.  Term and Termination; Limitations of Liability.

(a)This Agreement shall not become effective until ADVNT receives VAR's current financial statements in a form satisfactory to ADVNT. The term shall extend one year from the effective date, provided, however, that ADVNT shall be entitled to terminate this Agreement upon written notice to VAR prior to such date, without prejudicing or affecting any of its rights arising prior to such termination, under the following circumstances:

(i) VAR shall fail to pay any amount when due and payable to ADVNT hereunder;

(ii) VAR shall fail to comply with any of the requirements of Paragraphs 2, 3, 5 or 6;

(iii) VAR shall (A) apply for the appointment of, or there shall be appointed, a receiver, custodian, trustee, liquidator, or the like, of itself or of all or any substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, or (11) commence, or have commenced against it and not have dismissed within 60 days, a case under federal or other bankruptcy laws or under similar laws relating to insolvency, reorganization, liquidation, dissolution, winding up or composition or adjustment of debts;

(iv) VAR shall breach any other material term or condition hereof.

(b) ADVNT'S LIABILITY TO VAR FOR ANY LOSS OR DAMAGE ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL PURCHASE PRICE PAID BY VAR FOR THE PRODUCTS. ADVNT SHALL NOT BE RESPONSIBLE FOR ANY CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES RELATING TO OR ARISING OUT OF THE SALE OF ANY PRODUCT PURSUANT TO THIS AGREEMENT.

(c) VAR UNDERSTANDS AND AGREES THAT ADVNT SHALL NOT BE LIABLE FOR DAMAGES IN ANY FORM BY REASON OF THE TERMINATION OF THIS AGREEMENT AT ANY TIME AND FOR ANY REASON. VAR HEREBY IRREVOCABLY ACKNOWLEDGES THAT ADVNT SHALL, UNDER NO CIRCUMSTANCES, BE LIABLE FOR ANY TERMINATION DAMAGES OR INDEMNITIES ON GROUNDS OF MARKET DEVELOPMENT OR GOODWILL, LOSS OF ANTICIPATED PROFITS, AND/OR BECAUSE OF ANY EXPENDITURE THAT MAY HAVE BEEN INCURRED BY VAR (BY WAY OF PURCHASING OR LEASING ASSETS, OR OTHERWISE) FOR VAR'S PERFORMANCE OF THIS AGREEMENT.

(d) If during the term of this Agreement VAR at any time determines that it does not wish to continue to distribute the Products under this Agreement, within thirty (30) days of that decision, VAR shall give ADVNT notice of VAR's decision, such notice to be in writing and sent by fax with a confirmation copy by mail. Upon expiration of this Agreement's specified term, if both parties nevertheless continue to perform according to the provisions of this Agreement, the parties expressly agree to be bound only by the terms of this Agreement, on a month-to-month basis, subject to termination by either party upon 30 days written notice.

(e) VAR and ADVNT may agree to terminate this Agreement at any time.

(f) VAR or ADVNT may terminate this Agreement at any time during its term, for any reason or for no reason, by giving 60 days written notice.

8.VAR Is An Independent Contractor. VAR is entering into this Agreement as an independent contractor, and nothing in this Agreement, the Schedules attached hereto, any related Agreement, or any purchase order acceptance shall be deemed to constitute VAR an agent or a franchisee, partner, joint venture, or affiliate of ADVNT. VAR shall take no action (including, without limitation, making any statements or representations) giving rise to the impression, or by its silence or failure to act contribute to the impression, that VAR has any such relationship with ADVNT. VAR is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of ADVNT and/or any other person or to bind ADVNT in any manner whatsoever.

9.  Insurance and Indemnification. VAR hereby agrees to indemnify and hold ADVNT harmless from all claims, suits, demands, actions and liability of any kind or nature arising out of or otherwise connected with VAR's sale and distribution of Products. VAR shall at its own cost and expense secure and maintain during the term of this Agreement and any renewal hereof liability insurance naming ADVNT as an insured party, such insurance to be written by a company or companies satisfactory to ADVNT (Insurance shall be placed with insurers rated A-VIII or better by A.M. Best, Inc) . Such liability insurance shall be in an amount not less than $1,000,000 covering one person, not less than $2,000,000 covering more than one person, and not less than $1,000,000 covering property damages; the insurance shall protect ADVNT against any liability which may accrue against it by reason of the ownership, maintenance or operation by VAR of any premises in which Products may be stored or located; the ownership, operation, or control of any vehicle used by Distributor in the distribution of Products; or otherwise arising out of the arrangement between VAR and ADVNT. If VAR or their subcontractors are required to perform remedial hazardous material operations such as asbestos containing materials, contaminated soil, black mold, etc., they must, in addition to the above requirements, maintain "Contractor's Pollution Liability" coverage with limits not less than $1,000,000 per occurrence and aggregate for bodily injury and property damage. ADVNT shall be included as an additional insured. VAR shall send evidence of such insurance to ADVNT.

10.  Authority to Enter into Agreement; Warranty of Non-Interference with ADVNT contracts outside environmental screening/inspection practice Market.

(a) Each of the parties hereby covenants and represents in respect of itself that it is authorized to enter into this Agreement and that in so doing it is not in violation of the terms or conditions of any contract or other agreement to which it may be a party.

(b)  VAR hereby acknowledges notice that only the President of ADVNT has the authority to bind ADVNT to this Agreement and any modification or extension thereof. This Agreement cannot be amended or supplemented orally or by a course of dealing. An amendment to this Agreement can only be made in a writing executed by the President of ADVNT and a duly authorized officer or principal of VAR.

(c) VAR hereby warrants that it will not interfere, directly or indirectly, with any contract that ADVNT has entered into or will enter into with any non-Customer (as defined in this Agreement and any related Agreement), or with any third party that has as its purpose assisting in or furthering the sale by ADVNT of the Products and/or any other ADVNT products to such non-Customers. In furtherance of this commitment, VAR hereby agrees to indemnify and hold ADVNT harmless from and against any and all claims, liabilities, actions, damages, fines, judgments, settlements, costs and expenses (including reasonable attorneys' fees, expenses, and court costs) resulting from or arising out of any breach of this representation.

11.  Trademarks and Trade Names. VAR shall not register or use any ADVNT trademark or trade name without the prior written consent of ADVNT and shall not contest or otherwise bring into question ADVNT's ownership thereof.

12.  Notice. Subject only to the reporting obligations set out in Paragraphs 2 and 7(d), any notice required or permitted to be given under this Agreement shall be in writing, sent by prepaid overnight courier (e.g., Federal Express, etc.) to the respective addresses set forth in the introductory paragraph to this Agreement, and shall be deemed duly given two days after having been so sent. The parties may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

13.  Amendment; Waiver; Entire Agreement. No amendment of, or waiver of any breach of, this Agreement shall be effective unless in writing, and no waiver shall constitute a waiver of any subsequent breach. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, negotiations, letters or commitments of any nature whatsoever and may not be modified orally. Any written modification is subject to Paragraph 10(b).

14.  ASSIGNMENT. THIS AGREEMENT MAY NOT BE ASSIGNED BY VAR NOR SHALL PERFORMANCE REQUIRED OF VAR HEREUNDER BE DELEGATED WITHOUT THE PRIOR WRITTEN CONSENT OF ADVNT. IN ADDITION, ADVNT SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO VAR IF THERE SHALL BE A CHANGE IN THE EFFECTIVE CONTROL OF THE BUSINESS AFFAIRS OF THE VAR OR A MATERIAL CHANGE IN THE EQUITY OR PARTNERSHIP OWNERSHIP STRUCTURE OF THE VAR

15.  Severability. This Agreement shall be deemed separable and if any portion hereof shall be held to be invalid for any reason, the remainder shall not be deemed invalid but shall remain in full force and effect.

16.Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of ARIZONA. The parties also expressly agree that the United Nations Convention on Contracts for the International sale of goods shall not be applied to this Agreement.

17.Dispute Resolution. Every controversy, claim, or dispute arising from or relating to this VAR Agreement ( the "Dispute") shall be resolved in accordance with Schedule D, which sets forth the sole and exclusive procedures for the resolution of any such Dispute.

18. STANDARDS OF PERFORMANCE. VAR ACKNOWLEDGES THAT THE STANDARDS OF PERFORMANCE IMPOSED ON IT BY THIS AGREEMENT ARE REASONABLE AND THAT ANY FAILURE ON ITS PART TO COMPLY FULLY WITH ALL OF THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL CONSTITUTE A MATERIAL AND SUBSTANTIAL BREACH OF THIS AGREEMENT. VAR ACKNOWLEDGES THAT THE FOREGOING AGREEMENT HAS RESULTED FROM ARMS-LENGTH NEGOTIATIONS BETWEEN PARTIES OF EQUIVALENT BARGAINING POWER AND THAT TERMINATION OF THIS AGREEMENT UNDER THE CIRCUMSTANCES AND FOR THE CAUSES PROVIDED FOR HEREIN WOULD BE FOR GOOD CAUSE AND WOULD NOT BE UNFAIR OR INEQUITABLE.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement

ACCEPTED this 21st day of September, 2010.

SCHEDULE A

Products

Black Mold Detection

SCHEDULE B

Territory; Geographic Scope; VAR's Organization

Territory comprises the following: (If the territory includes a part of one or more states, attach a map of the Territory with the Territory's boundary drawn on the map).

VAR's Organization

VAR's Organization Consists of the Following Facilities:

Facility                                        Activities              Address

SCHEDULE C

Price List

Attach current ADVNT Authorized Price List(s).

   ■   Standard Payment Terms: Full payment prior to shipment.

   ■   Credit on account must be approved by ADVNT prior to any credit sale, per terms list.

ALL ORDERS ARE SUBJECT TO ACCEPTANCE BY ADVNT BIOTECHNOLOGIES, LLC.

Additional Terms, Conditions & Website Statement of Use

Acceptance of the Terms

By using our products, our Site, materials preTiented therein or using any services provided by or through products, our Site or materials you acknowledge that you have read and understood these terms of use (the "Terms") and you agree to be bound by them and to comply with all applicable laws and regulations regarding the use of this item.

If you do not agree to the Terms, do not order our products, use our site, or material therein, nor use the services it provides.

The Terms may be revised and updated from time to time, with or without any notice. AdVnt Biotechnologies shall make reasonable efforts to post a prominent notice in case the Terms shall change substantially. AdVnt Biotechnologies urges you to check the Last Revised date, which appears at the top of these Terms in order to be updated. You can review the most current version of the Terms at any time at:

http:// www.advnt.org

By using, entering and/or viewing the Site, you acknowledge that these Terms constitute a binding and enforceable legal contract between the Company and any person so using or entering the Site.

Availability of the Service

Access to the products, our Site, or material therein may not be available at all times or in all areas. AdVnt Biotechnologies reserves the right to modify or discontinue, temporarily or permanently, the products, with or without any notice to you. You agree that AdVnt Biotechnologies shall not be liable to you or to any third party for the content or any modification, suspension, or discontinuance of: (a) The products (b) our Site, or (c) the materials presented therein (including contact information, links, publications, product materials presented, other specialized content, documentation, data, related graphics, and other features as applicable) offered herein (collectively, the "Materials").

Use Restrictions

You may not: (i) copy, modify, adapt, make available (whether publicly or not), translate, reverse engineer, decompile, or disassemble any portion of the products, ADVNT's Web Site, the material therein, or the information which our Site contains in any way; (ii) create a browser or border environment, or GUI around the Site (e.g. no "frames" are allowed); (iii) interfere with or disrupt the operation of the Site, or the servers or networks that host the Site or make the Materials available, or disobey any laws or regulations or requirements, procedures, policies, or regulations of such servers or networks; (iv) interfere with or violate users' right to privacy or other rights, or harvest or collect personally identifiable information about users without their express consent, including using any robot, spider, crawler, site search or retrieval application, or other manual or Stitonnatic device or process to retrieve index and/or data-mine information; (v) impersonate any person or entity or provide false personal information or business information, for the purpose of receiving the Materials provided in this site or gaining unlawful access to it; (vi) falsely state or otherwise misrepresent your affiliation with any person or entity, including without limitation, with the Company, or express or imply that Company endorses or is in any way affiliated with you, your website, your business or any statement you make, or present false information about this Site; (vii) transmit or otherwise make available in connection with this Materials any virus, "worm", "Trojan horse", "time bomb", "web bug", spyware, or any other computer code, file, or program that is malicious by nature or defective, and may, or is intended to damage or hijack the operation of any hardware, software, or telecommunications equipment, or any other actually or potentially harmful, disruptive, or invasive code or component; (viii) create a database by systematically copying and storing all or any of Company's Intellectual Property (as shall be defined below); and (ix) use this Site for any illegal, immoral or unauthorized purpose.

Your failure to comply with the provisions set forth herein may result in the termination of your access to our products, our Site and/or the Materials contained therein and may expose you to civil and/or criminal liability.

Disclaimer

The information contained or provided by this product or contained in this Site is provided for informational purposes only, and should not be construed as medical or other professional advice on any subject matter. No recipients of content from the product, this Site or the material therein should act or refrain from acting on the basis of any content included in the product content or our Site, or materials therein, without seeking the appropriate medical or other professional advice on the particular facts and circumstances at issue. The content of our products, our Site and the material therein contains general information and AdVnt Biotechnologies expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents provided by AdVnt Biotechnologies.

Any general information sent to AdVnt Biotechnologies through the Site is not secure and is done on a non-confidential basis. Company does not necessarily endorse, and is not responsible for, any third-party content that may be accessed through this Site.

Intellectual Property Rights

The Materials and all the content provided through it, including without limitation, the graphics, photos, texts, data, personal data and information, business and technical data and information, guides, manuals, specifications, any proprietary resources, presentations, sounds, music, videos, interactive features, software (whether in source code or object code), scripts, designs, interface functionality trademarks, service marks, and logos (collectively, "Intellectual Property"), whether or not registered and/or protected by copyrights, trademarks, service marks, patents or other proprietary rights and laws, are solely owned by or licensed to AdVnt Biotechnologies and subject to copyright and other applicable intellectual property rights under United States laws, foreign laws and international conventions.
Except as permitted by applicable laws, you are not granted, expressly or by implication, estoppels or otherwise, any license or right to use any of the Intellectual Property without the prior written permission of AdVnt Biotechnologies. When used with AdVnt Biotechnologies permission or as permitted by applicable law, to the extent provided, all trademarks must be identified as trademarks of AdVnt Biotechnologies using the appropriate symbol (e.g., TM or ®) at the first occurrence in the text of any published printed or electronic communications, including advertising, promotions, packaging, technical documentation, sales and marketing collateral and product labels.

Disclaimer and Warranties

THE MATERIALS, PRODUCTS AND THE CONTENTS OF THE SITE, INCLUDING WITHOUT LIMITATION ANY CONTENT, DATA AND INFORMATION RELATED THERETO, IS PROVIDED ON AN "AS IS" OR "AS AVAILABLE" BASIS, WITHOUT ANY WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES OF USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE INCLUDING FOR SUCCESSFUL OR PROPER UTILIZATION. ADVNT BIOTECHNOLOGIES DOES NOT WARRANT THAT THE PRODUCTS, MATERIALS, SERVICES AND INFORMATION PRESENTED ON THIS SITE WILL BE UNINTERRUPTED OR ERROR-FREE. ADVNT BIOTECHNOLOGIES MAY CORRECT, MODIFY, ENHANCE, IMPROVE AND MAKE ANY OTHER CHANGES TO ANY PRODUCT. DATA, INFORMATION AND SITE CONTENT AVAILABLE VIA THE SITE, AT ANY TIME OR TO DISCONTINUE SELLING OR DISPLAYING SUCH MATERIALS, INFORMATION AND CONTENT WITHOUT NOTICE.

ADVNT BIOTECHNOLOGIES, IT'S EMPLOYEES OR IT'S SUBSIDIARIES DOES NOT WARRANT NOR GUARANTEE ANY ADVICE, INFORMATION, MEDICAL OR OTHERWISE GRANTED THROUGH OUR PRODUCTS, MATERIALS OR THE SITE AND ASSUMES NO LIABILITY, WITH RESPECT TO SUCH INFORMATION OR ADVICE OR ITS ACCURACY. YOU ACKNOWLEDGE AND UNDERSTAND THAT THE INFORMATION AND MATERIALS PRESENTED WITH OUR PRODUCTS OR ON THIS SITE SHOULD BE USED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND NOT FOR MEDICAL OR OPERATIONAL PLANNING OR OTHER PURPOSES. ALSO, ADVNT BIOTECHNOLOGIES, IT'S EMPLOYEES OR IT'S SUBSIDIARIES CANNOT ASSUME ANY RESPONSIBILITY FOR UPDATING OR CORRECTING ANY SUCH INFORMATION OR ADVICE ONCE IT HAS BEEN GIVEN.

Limitation of Liability

THE USE OF OUR PRODUCTS, MATERIALS, OUR SITE OR OUR SERVICE IS SOLELY AT YOUR OWN RISK. IN NO EVENT SHALL ADVNT BIOTECHNOLOGIES BE LIABLE FOR ANY DAMAGES WHATSOEVER INCLUDING, BUT NOT LIMITED TO, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING DEATH OR INJURY, WHETHER IN AN ACTION OF CONTRACT, NEGLIGENCE OR OTHER TORTIOUS ACTION RESULTING FROM OR ARISING OUT OF THE USE OR INABILITY TO USE OUR PRODUCTS, OUR SITE, OR OUR MATERIALS REGARDLESS OF WHETHER ADVNT BIOTECHNOLOGIES OR AN AUTHORIZED REPRESENTATIVE OF ADVNT BIOTECHNOLOGIES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WHERE LIABILITY IS MANDATORY IN WHICH EVENT LIABILITY FOR DAMAGES SHALL BE LIMITED TO THE SUMS ACTUALLY RECEIVED BY ADVNT BIOTECHNOLOGIES FROM YOU IN CONNECTION WITH OUR PRODUCTS, OUR SITE, OR MATERIALS THEREIN.

User's Representations and Warranties

As a condition for your use of our products, materials and our Site, you hereby represent and warrant that (i) you possess the legal authority to enter into these Terms and to form a binding agreement under any applicable law, to use our products or our Site in accordance with these Terms, and to fully perform your obligattns hereunder; (ii) the execution of these Terms does not and will not violate any other agreement to which you are bound or any law, rule, regulation, order or judgment to which you are subject; (iii) you will safeguard your account information and will supervise and be completely responsible for any use of your account by anyone other than you; (iv) you will provide true and accurate information and will not impersonate or provide a false identity; (v) you will not infringe any right of any third party, including intellectual property rights, privacy rights and publicity rights; and (vii) you will not harm any user and will not use our products, our Site and materials presented therein for any, illegal, immoral or unauthorized purposes.

Indemnification

You agree to defend, indemnify and hold harmless AdVnt Biotechnologies, its officers, directors, employees and agents, from and against any and all claims, damages, obligations, losses, liabilities, costs, debts, and expenses (including but not limited to attorney's fees) arising from: (i) your use of our products, our Site or materials presented therein including for successful or proper utilization; (ii) your violation of any term of these Terms; (iii) your violation of any third party right, including without limitation any intellectual property right, property right, privacy right or publicity right; and (iv) any damage of any sort, whether direct, indirect, special or consequential, you may cause to any third party with relation to the products, our Site or the Materials. This defense and indemnification obligation will survive these Terms.

Termination

You agree that AdVnt Biotechnologies, in its sole discretion, may terminate your purchase of our products, material or use of this Site or any part thereof, at any time and for any reason, including, without limitation, if AdVnt Biotechnologies believes that you have violated or acted inconsistently with the letter or spirit of these terms and conditions. You agree that any termination of your access to our products, this Site and/or the Materials therein under any provision of these terms and conditions may be effected without prior notice. Upon termination of these terms and conditions, your right to use our products, this Site or the materials presented therein will immediately cease. AdVnt Biotechnologies shall not be liable to you or any third party for any termination of your access to our products, this Site, or materials or any part thereof.

General

1.	These Terms do not, and shall not be construed to create any relationship, partnership, joint venture, employer-employee, agency, or franchisor-franchisee relationship between the parties hereto.
2.
Any claim relating to the Products, Service, Materials or its use thereof will be governed by and interpreted in accordance with the laws of the State of Arizona without reference to its conflict-of-laws principles. Any dispute arising out of or related to your use of the Products, Service or Materials will be brought in, and you hereby consent to exclusive jurisdiction and venue in, the competent courts of Arizona. Except that you agree that AdVnt Biotechnologies shall have the right to bring suit against you, in any venue and/or jurisdictiort outside of the State of Arizona, in which you have assets, domicile or a place of business.

3.	You agree to waive all defenses of lack of personal jurisdiction and forum non-convenes, and agree that process may be served in a manner authorized by applicable law or court rule.
4.
If any provision of this Terms of Use is found to be unlawful, void, or for any reason unenforceable, then that provision will be deemed severable from this Terms of Use and will not affect the validity and enforceability of any remaining provisions.

5.
No waiver by either party of any breach or default hereunder will be deemed to be a waiver of any preceding or subsequent breach or default. Any heading, caption or section title contained herein is inserted only as a matter of convenience, and in no way defines or explains any section or provision hereof.

Value Added Reseller Price List

Advnt Biotechnologies,LLC
22510 North 18th
Phoenix, AZ. 85027

BADD	ANTH-KIT-10	Anthrax Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	RIC-KIT-10	Ricin Toxin Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	BOT-KIT-10	Botulinum Toxin Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	SEB-KIT-10	SEB Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	Y.PESTIS KIT-10	Plague (Y. pestis) Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	TUL-KIT-10	Tularemia Threat Detection Kit, 10/Box	$ 279.50	$ (220.00)	$ 176.00
BADD	MIX-BX--30 ABRYST	Anthrax, Bot, Ricin, Y. pestis, SEB, Tularemia Kits, PK/30	$ 838.50	$ (838.50)	$ 670.80
BADD	SIM-KIT-10	BADD Single Agent Simulation Training Kit, 10/bx	$ 199.50	$ (199.50)	$ 159.60
BADD	MIX-BX-30-ARB	BADD BOX Anthrax, Ricin, Bot Threat Detection Kits, PK/30	$ 838.50	$ (838.50)	$ 670.80
PRO-STRIPS	PS-5T	PRO STRIP Rapid Screening System Multi-Threat Kit, 10/bx	$ 699.50	$ (720.50)	$ 576.40
PRO-STRIPS	PS-A5-BA	Pro Strip "Attak" Training Kit Program for Anthrax, 11/bx	$ 439.50	$ (452.70)	$ 362.16
PRO-STRIPS	PS-A5-RC	Pro Strip "Attak" Training Kit Program for Ricin, 11/bx	$ 439.50	$ (452.70)	$ 362.16
PRO-STRIPS	PS-A5-CB	Pro Strip "Attak" Training Kit Program for Botulinum, 11/bx	$ 439.50	$ (452.70)	$ 362.16
PRO-STRIPS	PS-A5-SE	Pro Strip "Attak" Training Kit Program for SEB, 11/bx	$ 439.50	$ (452.70)	$ 362.16
PRO-STRIPS	PS-A5-YP	Pro Strip "Attak" Training Kit Program for Plague (Y.Pestis), 11/bx	$ 439.50	$ (452.70)	$ 362.16
PRO-STRIPS	PS-5BX-	PRO PAK (PRO STRIPS AND BADD MIX) PK/30	$ 1,258.00	$ (1,295.75)	$ 1,036.60
INFORMANT	MOL-BX-10	Informant 15 Minute Black Mold Detection Test, 10 Kits/bx	$ 299.50	$ (299.50)	$ 239.60
INFORMANT	MOL-CS-25	Informant 15 Minute Black Mold Detection Test, 25 Kits/cs	$ 748.75	$ (748.75)	$ 599.00

Freight terms: FOB Manufacturer

Payment Terms: Net 30 days 5% late payment penalty

SCHEDULE D
DISPUTE RESOLUTION

23.  Dispute Resolution. Every controversy, claim, or dispute arising from or relating to this VAR Agreement (the "Dispute") shall be resolved in accordance with this Schedule D, which sets forth the sole and exclusive procedures for the resolution of any such Dispute.

(a) ADVNT and VAR will attempt in good faith to resolve promptly any Dispute by negotiations between senior executives of the parties to this Agreement who have the authority to settle the Dispute. If the parties so agree, the executives may be assisted by a mediator supplied by the American Arbitration Association ("AAA"); costs and fees of the mediation will be borne equally by the parties, paid in advance. If the Dispute is not resolved within 30 days of a party's written request for negotiation, either party may initiate arbitration as hereinafter provided.

(b) A party initiating arbitration shall file (with the appropriate Case Management Center of the AAA) and serve the other party, within 90 days of the end of the negotiation period set forth above, a demand in accordance with the Commercial Arbitration Rules of the AAA, and the other party shall file an answering statement (including counterclaims, if any) within the time period specified by the Rules. The parties agree and understand that they have a contractual obligation hereunder to conduct the arbitration of any Dispute in good faith.

(c) The AAA shall appoint a single rfutral arbitrator from its Commercial Arbitration Panel or its Large Complex Case Panel to decide the Dispute. The arbitrator shall be an attorney who has practiced law for at least 15 years and (if possible) who has experience relating to bio-medical hand-held assays sold environmental screening practices in the United States. The AAA shall employ its appointment practices in effect at the time the demand is filed to make the appointment. Except as otherwise specifically provided in this Schedule D, the AAA's Commercial Arbitration Rules shall govern the arbitration proceedings.

(d) The arbitration will take place in Phoenix, Arizona.

(e) Discovery may be had by both parties pursuant to the provisions of the Federal Rules of Civil Procedure, and the arbitrator shall have full discretion to regulate such discovery so as to provide for prompt, efficient, and fair resolution of the Dispute. During the conduct of the arbitration proceedings, the arbitrator shall have full discretion concerning the admissibility and relevance of evidence, being guided in exercising such discretion by the principles set out in the Federal Rules of Evidence rather than any other body of evidentiary law as defined by state common law, codes, or rules of evidence.

(f) The parties agree and understand that during any arbitration conducted pursuant to this Schedule D, the AAA will, from time to time, assess each party for its share of AAA fees and the fees and expenses of the arbitrator; it is also understood that the AAA will make such requests for payment in advance of one or more proceedings conducted by the arbitrator. If any such request for fees and expenses is not honored promptly by a party (a "Default"), and such Default results in the delay or postponement of any scheduled activities (e.g., discovery, motion practice, or hearings), the AAA shall inform the Arbitrator of the Defaulting Party's identity. Thereafter, the arbitrator may receive submissions from the parties (and factual information from the AAA) to decide whether the Default constitutes a breach by the Defaulting Party of its obligation to arbitrate in good faith. If the Default is determined by the arbitrator to constitute such a breach, the arbitrator may award any relief, up to and including a default judgment, against the party in Default.

(g) Any order by the arbitrator concerning interim relief shall be rendered in writing and signed by the arbitrator. Neither party shall have a right to request the arbitrator to write an opinion detailing the reasons for such an order. The final award of the arbitrator shall also be rendered in writing and signed by the arbitrator. Neither party shall have the right to request the arbitrator to write an opinion detailing the reasons for the final award. Unless otherwise agreed to by the parties, the final award shall be rendered within 30 days of the closing of the arbitration proceeding pursuant to the arbitrator's declaration.

(h) Each party shall bear its own costs and attorneys fees arising out of the arbitration. Although the arbitrator may not award attorney fees to the prevailing party, the arbitrator may, in his or her sole discretion, require the losing party to reimburse the prevailing party for all or a portion of the prevailing party's share of the AAA's and the arbitrator's fees and expenses. Notwithstanding the preceding sentence, each party shall be solely responsible for any filing fees which that party owes to the AAA on account of any claims and/or counterclaims asserted by such party during the proceedings.

(i) Each party agrees to abide by die arbitration award and further agrees that judgment may be entered upon the award in any court of competent jurisdiction.